Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS YEAR-OVER-YEAR INCREASED FIRST QUARTER EARNINGS

AND CONTINUED GROWTH IN ASSETS, LOANS, AND DEPOSITS

April 25, 2017 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB), the parent company of Mid Penn Bank (the “Bank”), today reported net income available to common shareholders (earnings) of $1,994,000 or $0.47 per common share basic and diluted for the quarter ended March 31, 2017, compared to earnings of $1,805,000 or $0.43 per common share basic and diluted for the quarter ended March 31, 2016.  The first quarter 2017 results reflect an increase of over 9 percent in earnings per share compared to the first quarter of 2016.  Mid Penn’s earnings for the first quarter of 2017, when excluding the after-tax impact of merger-related expenses as discussed below, were $2,186,000 or $0.52 per common share basic and diluted.

On March 29, 2017, Mid Penn announced the signing of a definitive merger agreement which provides for the merger of the Bank and The Scottdale Bank and Trust Company (“Scottdale”) in a transaction valued at approximately $59.1 million in consideration, or $1,166 in cash per share for each share of Scottdale common stock, subject to an aggregate proration of no less than 90% common stock in Mid Penn and no more than 10% cash.  The acquisition will expand Mid Penn’s footprint into western Pennsylvania.  Mid Penn projects that it would have over $1.3 billion in assets upon completion of the acquisition and, subject to customary closing conditions including regulatory and shareholder approvals, the merger is expected to close before the end of 2017.  For the quarter ended March 31, 2017, Mid Penn recorded $210,000 of merger-related expenses (included in noninterest expense) for costs associated with due diligence activities, and legal and investment banking services, associated with the proposed merger.

Mid Penn also reported total assets of $1,072,938,000 as of March 31, 2017, an increase of $40,339,000 or 4 percent compared to total assets of $1,032,599,000 as of December 31, 2016.  In the first quarter of 2017, Mid Penn realized favorable loan growth, primarily in commercial relationships, of $20,296,000 or over 2 percent since December 31, 2016.  This asset and loan growth was substantially funded by an increase in deposits of $36,514,000 or 4 percent since year-end 2016.

PRESIDENT’S STATEMENT

I am very pleased to report Mid Penn's results for the first quarter of 2017, reflecting continued favorable trends of year-over-year quarterly earnings growth, and annualized double-digit percentage increases in total assets and deposits.  As we shared in our annual letter to shareholders, Mid Penn’s success is achieved with a simple formula – grow high quality loans and low cost deposits; grow fee-based revenues; improve asset quality; and control operating expenses.  The first quarter results we are reporting today reflect our commitment to the achievement of these goals.  This earnings report reflects the excellent work by our entire Mid Penn team to continue this positive growth and profitability, rooted in establishing highly-qualitative relationships with commercial, retail, and wealth management customers.

Complementary to our core banking success, we recently announced that we have entered into a definitive merger agreement to acquire Scottdale, a community bank serving Westmoreland and Fayette Counties in western Pennsylvania. With this acquisition, Mid Penn is poised to provide Scottdale’s customers and market with our relationship-focused products, services, and conveniences.  We expect the transaction will be immediately accretive to our tangible book value per share and will materially increase our capital ratios.  With Scottdale having excess low-cost deposits, and with the increased capital and higher legal lending limit of the combined company after the merger, this acquisition will provide Mid Penn with opportunities for new loan growth and increased profitability in both western Pennsylvania and our legacy markets.

We are equally excited about our franchise expansion occurring in central Pennsylvania.  We continue to strategically add new locations in opportunistic markets, having recently received regulatory approval for two new branches that will open in the second quarter.  Our third branch in Lancaster County is scheduled to open in New Holland, PA in May, and a new branch with our Miners Bank brand will open in June located in Orwigsburg, PA in Schuylkill County.  We also announced plans to file regulatory applications to re-establish an office in Halifax, PA in northern Dauphin County.  We are confident that we can profitably extend our commercial, retail, and wealth management products and services into these communities which are within or contiguous to our current footprint.

We are committed to building on the positive momentum that we have generated, remaining focused on successfully growing our core banking business and expanding our fee-based revenues, while diligently and carefully integrating our new offices and markets, to further increase our franchise profitability and value.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

Net interest income was $9,175,000 for the three months ended March 31, 2017, an increase of $760,000 or 9 percent compared to net interest income of $8,415,000 for the three months ended March 31, 2016.  Net interest income in the first quarter of 2017 was positively impacted by core loan growth funded by lower-cost deposits, as well as the recognition of $279,000 of loan income from the successful workout of loan relationship that included a previous charge-off in 2010.

For the three months ended March 31, 2017, Mid Penn’s tax-equivalent net interest margin was 3.82% compared to 3.93% for the three months ended March 31, 2016.  The decrease in the quarterly net interest margin was primarily attributed to the lower yield impact of the investment portfolio.  For the first quarter of 2017, the overall investment portfolio yield was 2.53%, compared to an investment portfolio yield of 3.01% for the same period in 2016.  The reduction was attributed to Mid Penn establishing, in the first quarter of 2017, a $49,654,000 held-to-maturity investment portfolio comprised primarily of lower-risk and lower-yielding U.S. Treasury notes and U.S. agency mortgage-backed securities.  The held-to-maturity portfolio was established to support the Bank’s growth in public fund deposit pledging requirements.

Noninterest Income

During the three months ended March 31, 2017, noninterest income was $1,436,000 reflecting an increase of $204,000 or 17 percent compared to noninterest income of $1,232,000 for the three months ended March 31, 2016.

Mid Penn experienced increased origination and sales activity in Small Business Administration (“SBA”) loans, resulting in gains of $284,000 from related loan sales during the first three months of 2017, an increase of $94,000 or 49 percent compared to SBA loan sales gains of $190,000 for the same period in 2016.  More qualified small business borrowers continue to take advantage of Mid Penn’s Preferred Lender status with the SBA.

Income from fiduciary activities was $196,000 for the first quarter of 2017, a significant increase of $90,000 or 85 percent compared to fiduciary income of $106,000 during the same period in 2016.  These additional revenues were attributed to wealth management assets under management nearly doubling since March 2016 as a result successful business development efforts by Mid Penn’s expanded team of trust and retail investment officers.

For the quarter ended March 31, 2017, service charges on deposits were $205,000, an increase of $50,000 or 32 percent, compared to service charges of $155,000 for the quarter ended March 31, 2016.  This increase was driven by an increase in the volume of transactional deposit accounts, and by an increase in overdraft charges collected.

Other noninterest income declined $69,000 for the three months ended March 31, 2017 compared to the three months ended March 31, 2016.  Included in first quarter 2016 other noninterest income was $86,000 from the gain on the sale of insurance policies upon the dissolution of Mid Penn Insurance Services, LLC, a then wholly-owned subsidiary of Mid Penn Bank.

Noninterest Expense

During the three months ended March 31, 2017, noninterest expenses totaled $7,802,000, an increase of $820,000 or 12 percent compared to noninterest expenses of $6,982,000 for the three months ended March 31, 2016.

Salaries and employee benefits expense increased $507,000 during the first quarter of 2017 versus the same period in 2016, with the increase attributable to (i) the addition of lending personnel, credit support staff, and executive management in alignment with Mid Penn’s core banking growth; (ii) added retail staff for the Oregon Pike office opened in December of 2016, and (iii) increased healthcare costs from Mid Penn’s self-funded medical plan during the first quarter of 2017.

Mid Penn’s FDIC assessment increased by $41,000 or 27 percent from $153,000 during the quarter ended March 31, 2016, to $194,000 during the quarter ended March 31, 2017, due to the Company’s growing deposits and assets, which increased the base amount used to determine the FDIC insurance assessment.

Pennsylvania bank shares tax expense decreased $33,000 during the three months ended March 31, 2017 versus the same period in 2016, due to the additional Pennsylvania-eligible tax credits generated from Mid Penn’s donations to support education and economic development throughout the markets it serves.

FINANCIAL CONDITION

Loans

Total loans at March 31, 2017 were $834,220,000 compared to $813,924,000 at December 31, 2016, an increase of $20,296,000 or over 2 percent.  The main driver of Mid Penn’s loan growth continues to be commercial loans, including both commercial and industrial financing, and commercial real estate credits.

Deposits

Total deposits increased $36,514,000 or 4 percent, from $935,373,000 at December 31, 2016 to $971,887,000 at March 31, 2017.  The total balances in all reported deposit categories increased in the first quarter of 2017 compared to the respective deposit category balances at year-end, due to both retail branch deposit growth and cash management sales efforts.

Investments

Mid Penn added a held-to-maturity pool to its overall investment portfolio during the first quarter of 2017, and at March 31, 2017, Mid Penn had $49,654,000 of amortized cost invested in held-to-maturity securities.  Mid Penn’s total available-for-sale securities portfolio decreased $14,100,000 or over 10 percent, from $133,625,000 at December 31, 2016 to $119,525,000 at March 31, 2017, as some available-for-sale investments were sold to fund part of the held-to-maturity pool.

Capital

Shareholders’ equity increased by $1,860,000 or 3 percent, from $70,467,000 at December 31, 2016 to $72,327,000 at March 31, 2017.  The increase was attributed to the increase in net income and other comprehensive income during the first quarter of 2017.  The increase from earnings was partially offset by common stock dividends paid during the quarter.  Regulatory capital ratios for both Mid Penn’s holding company and the Bank exceeded regulatory “well-capitalized” levels at both March 31, 2017 and December 31, 2016.

ASSET QUALITY

Total nonperforming assets were $5,609,000 at March 31, 2017, compared to $5,759,000 at December 31, 2016 and $5,461,000 at March 31, 2016.  The ratio of nonperforming assets to total loans and other real estate decreased to 0.67% as of March 31, 2017, compared to 0.71% as of December 31, 2016, and 0.73% as of March 31, 2016.  The reduced level of nonperforming assets has primarily been the result of continuous, thorough underwriting and risk analysis on new extensions of credit, as well as diligent portfolio monitoring and timely collection and workout efforts.

Mid Penn had net loan recoveries of $312,000 for the three months ended March 31, 2017, compared to net charge-offs of $597,000 in the first quarter of 2016.  In the first quarter of 2017, Mid Penn recovered $318,000 of principal from the successful workout of a loan relationship that was partially charged-off in 2010.

Based upon its analysis of loan and lease loss allowance adequacy, management recorded a $125,000 loan loss provision for the three months ended March 31, 2017, compared to $340,000 for the three months ended March 31, 2016.  The significant net recoveries for the first quarter of 2017 also added $312,000 to the quarter-end allowance for loan loss balance.  The allowance for loan and lease losses as a percentage of total loans was 0.91% at March 31, 2017, compared to 0.88% at December 31, 2016, and 0.86% at March 31, 2016.  Loan loss reserves as a percentage of nonperforming loans were 139% at March 31, 2017, compared to 130% at December 31, 2016, and 138% at March 31, 2016.  Management believes, based on information currently available, that the allowance for loan and lease losses of $7,620,000 is adequate as of March 31, 2017 to cover specifically identifiable loan losses as well as estimated losses inherent in the portfolio.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except per share data)	March 31,	December 31,	Change
	2017	2016	$	%

Total Assets	$1,072,938	$1,032,599	$40,339	3.9%
Total Loans	834,220	813,924	20,296	2.5%
Total Deposits	971,887	935,373	36,514	3.9%
Total Equity	72,327	70,467	1,860	2.6%
Tangible Book Value per Share (1)	16.04	15.59	0.44	2.8%

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,		Change
	2017	2016	$	%

Net Interest Income	$9,175	$8,415	$760	9.0%
Net Income Available to Common Shareholders	$1,994	$1,805	$189	10.5%
Basic Earnings per Common Share	$0.47	$0.43	$0.04	9.3%
Return on Average Equity	11.33%	10.22%	N/A	10.9%
Efficiency Ratio (2)	68.96%	69.19%	N/A	-0.3%

CAPITAL RATIOS (Unaudited):

			To Be Well-Capitalized
			Under Prompt
			Corrective Action
	March 31, 2017	December 31, 2016	Provisions:

Leverage Ratio	6.8%	6.8%	5.0%
Common Tier 1 Capital (to Risk Weighted Assets)	8.8%	9.1%	6.5%
Tier 1 Capital (to Risk Weighted Assets)	8.8%	9.1%	8.0%
Total Capital (to Risk Weighted Assets)	10.6%	11.0%	10.0%

(1)	Total shareholders’ equity less goodwill and core deposit and other intangibles divided by common shares issued and outstanding
(2)

Noninterest expense less the loss on sale or write-down of foreclosed assets, and nonrecurring expenses of $210,000 for merger and acquisition expense in 2017 divided by net interest income plus noninterest income less nonrecurring income of $86,000 from the gain on sale of insurance policies upon the dissolution of Mid Penn Insurance Services, LLC in the first quarter of 2016 (Included in net interest income are the tax equivalent adjustments on tax-free municipal loans and securities of $389,000 and $380,000, respectively, for the three months ended March 31, 2017 and 2016.)

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	March 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$22,613	$13,493
Interest-bearing balances with other financial institutions	1,943	2,003
Federal funds sold	8,551	30,477
Total cash and cash equivalents	33,107	45,973

Investment securities available-for-sale	119,525	133,625
Investment securities held-to-maturity (fair value $49,507 and $0)	49,654	—
Loans held for sale	2,035	1,959
Loans and leases, net of unearned interest	834,220	813,924
Less: Allowance for loan and lease losses	(7,620)	(7,183)
Net loans and leases	826,600	806,741

Bank premises and equipment, net	11,148	11,074
Bank premises and equipment held for sale	—	1,894
Cash surrender value of life insurance	12,845	12,780
Restricted investment in bank stocks	2,475	2,443
Foreclosed assets held for sale	127	224
Accrued interest receivable	3,901	3,928
Deferred income taxes	4,134	4,286
Goodwill	3,918	3,918
Core deposit and other intangibles, net	510	539
Other assets	2,959	3,215
Total Assets	$1,072,938	$1,032,599
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$136,847	$122,811
Interest-bearing demand	331,720	317,533
Money Market	255,259	252,271
Savings	63,129	60,163
Time	184,932	182,595
Total Deposits	971,887	935,373

Long-term debt	13,524	13,581
Subordinated debt	7,416	7,414
Accrued interest payable	621	515
Other liabilities	7,163	5,249
Total Liabilities	1,000,611	962,132

Shareholders' Equity:
Common stock, par value $1.00; authorized 10,000,000 shares;
4,234,280 and 4,233,297 shares issued and outstanding at
March 31, 2017, and at December 31, 2016, respectively	4,234	4,233
Additional paid-in capital	40,733	40,688
Retained earnings	29,842	28,399
Accumulated other comprehensive loss	(2,482)	(2,853)
Total Shareholders’ Equity	72,327	70,467
Total Liabilities and Shareholders' Equity	$1,072,938	$1,032,599

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Three Months Ended March 31,
	2017	2016
INTEREST INCOME
Interest and fees on loans and leases	$9,702	$8,807
Interest on interest-bearing balances	2	7
Interest and dividends on investment securities:
U.S. Treasury and government agencies	445	322
State and political subdivision obligations, tax-exempt	316	464
Other securities	43	94
Interest on federal funds sold	51	3
Total Interest Income	10,559	9,697
INTEREST EXPENSE
Interest on deposits	1,204	1,039
Interest on short-term borrowings	—	13
Interest on long-term and subordinated debt	180	230
Total Interest Expense	1,384	1,282
Net Interest Income	9,175	8,415
PROVISION FOR LOAN AND LEASE LOSSES	125	340
Net Interest Income After Provision for Loan and Lease Losses	9,050	8,075
NONINTEREST INCOME
Income from fiduciary activities	196	106
Service charges on deposits	205	155
Net gain on sales of investment securities	8	—
Earnings from cash surrender value of life insurance	65	70
Mortgage banking income	191	186
ATM debit card interchange income	224	200
Merchant services income	74	67
Net gain on sales of SBA loans	284	190
Other income	189	258
Total Noninterest Income	1,436	1,232
NONINTEREST EXPENSE
Salaries and employee benefits	4,230	3,723
Occupancy expense, net	648	547
Equipment expense	381	435
Pennsylvania Bank Shares Tax expense	170	203
FDIC Assessment	194	153
Legal and professional fees	177	202
Marketing and advertising expense	107	84
Software licensing	329	331
Telephone expense	126	142
Loss on sale or write-down of foreclosed assets	82	104
Intangible amortization	29	37
Merger and acquisition expense	210	—
Other expenses	1,119	1,021
Total Noninterest Expense	7,802	6,982
INCOME BEFORE PROVISION FOR INCOME TAXES	2,684	2,325
Provision for income taxes	690	520
NET INCOME	$1,994	$1,805

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$0.47	$0.43
Cash Dividends Paid	$0.23	$0.22

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.  For a list of other factors which would affect our results, see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2016. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.